CONSENT OF INDEPENDENT ACCOUNTANTS

WE CONSENT TO THE INCORPORATION BY REFERENCE IN POST-EFFECTIVE AMENDMENT NO. 25 TO THE REGISTRATION STATEMENT OF CALVERT CASH RESERVES INSTITUTIONAL PRIME FUND ON FORM N1 A (FILE NUMBER 2-76527 AND 811-3418) OF OUR REPORT DATED NOVEMBER 10, 1999, ON OUR AUDIT OF THE FINANCIAL STATEMENTS AND FINANCIAL HIGHLIGHTS OF THE FUND, WHICH REPORT IS INCLUDED IN THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 1999, WHICH IS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT. WE ALSO CONSENT TO THE REFERENCE OF OUR FIRM UNDER THE CAPTION "FINANCIAL HIGHLIGHTS" IN THE PROSPECTUS AND "INDEPENDENT ACCOUNTANTS" IN THE STATEMENT OF ADDITIONAL INFORMATION.

PRICEWATERHOUSECOOPERS  LLP

BALTIMORE,  MARYLAND
JANUARY  27,  2000